Exhibit 10.3

THE TIMKEN COMPANY

Performance-Based Restricted Stock Unit Agreement

    WHEREAS, __________ (“Grantee”) is an employee of The Timken Company (the “Company”) or a Subsidiary; and

    WHEREAS, the grant of performance-based Restricted Stock Units evidenced hereby was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board that was duly adopted on __________, 20__, and the execution of a performance-based Restricted Stock Unit Agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Committee duly adopted on _________, 20__.

    NOW, THEREFORE, pursuant to The Timken Company 2011 Long-Term Incentive
Plan, as amended and restated as of February 13, 2015 (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to Grantee the grant, effective __________, 20__ (the “Date of Grant”), of __________ Restricted Stock Units (the “PRSUs”). Subject to the attainment of the Management Objectives described in Section 3 of this Agreement, Grantee may earn between 0% and ___% of the PRSUs. All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan.

1.
Payment of PRSUs. The PRSUs will become payable in accordance with the provisions of Section 6 of this Agreement if the Restriction Period lapses and Grantee’s right to receive payment for the PRSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 3 and Section 4 of this Agreement.

2.
PRSUs Not Transferrable. None of the PRSUs nor any interest therein or in any Common Shares underlying such PRSUs will be transferable other than by will or the laws of descent and distribution prior to payment.

3.	Vesting of PRSUs.

(a)
Subject to the terms and conditions of Section 4 and Section 5 of this Agreement, the PRSUs will Vest on the basis of the relative achievement of the Management Objective or Management Objectives approved by the Committee on the Date of Grant (the “Performance Metrics”) for the period from January 1, [Year] through December 31, [Year] (the “Performance Period”) as follows:

(i)
The applicable percentage of the PRSUs that shall be earned by Grantee for the Performance Period shall be determined by reference to the Performance Matrix for the Performance Period approved by the Committee on the Date of Grant (the “Performance Matrix”);

(ii)
In the event that the Company’s achievement with respect to one of the Performance Metrics is between the performance levels specified in the Performance Matrix, the applicable percentage of the PRSUs that shall be earned by Grantee for the Performance Period shall be determined by the Committee using straight-line interpolation; and

(iii)
The Vesting of the PRSUs pursuant to this Section 3 or pursuant to Section 4 shall be contingent upon a determination of the Committee that the Performance Metrics, as described in this Section 3, have been satisfied.

(a)
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render the Performance Metrics specified in this Section 3 to be unsuitable, the Committee may modify such Performance Metrics or any related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such action may result in the loss of the otherwise available exemption of the PRSUs under Section 162(m) of the Code.

(b)
All determinations involving the Performance Metrics set forth in this Section 3 shall be calculated based on U.S. Generally Accepted Accounting Principles in effect at the time the Performance Metrics are established without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the Performance Metrics are established.

(c)
Subject to Section 3(a), Section 3(b) and Section 3(c), the PRSUs earned with respect to the Performance Period will Vest if Grantee is in the continuous employ of the Company or a Subsidiary from the Date of Grant through the last day of the Performance Period. For purposes of this

Agreement, the continuous employment of Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of Grantee’s employment among the Company and its Subsidiaries.

4.
Alternative Vesting of PRSUs. Notwithstanding the provisions of Section 3 of this Agreement, and subject to the payment provisions of Section 6 hereof, Grantee shall Vest in some or all of the PRSUs under the following circumstances:

(a)
Death or Disability: If Grantee should die or become permanently disabled while in the employ of the Company or a Subsidiary, then Grantee shall Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such death or permanent disability and the denominator of which is 36. PRSUs that Vest in accordance with this Section 4(a) will be paid as provided for in Section 6(a) of this Agreement. For purposes of this Agreement, “permanently disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(b)
Retirement: If Grantee retires, then Grantee shall Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such retirement and the denominator of which is 36. PRSUs that Vest in accordance with this Section 4(b) will be paid as provided for in Section 6(a) of this Agreement. For purposes of this Agreement, “retire” or “retirement” shall mean: (i) Grantee’s voluntary termination of employment, with the consent of the Board or the Committee at or after Grantee has reached age 55 and has accrued at least 15 years of continuous employment with the Company or a Subsidiary, (ii) Grantee’s voluntary termination of employment at or after age 62; or (iii) Grantee’s termination of employment in accordance with applicable non-U.S. local law, if such non-U.S. law requires such termination to be treated as a retirement based on different criteria than those set forth in the preceding clauses (i) and (ii).

(c)    Change in Control:

(i)
Upon a Change in Control occurring during the Restriction Period while Grantee is an employee of the Company or a Subsidiary or during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(a), 4(b), 4(d) or 4(e), to the extent the PRSUs have not been forfeited, the PRSUs will Vest (except to the extent that a Replacement Award is provided to Grantee for the PRSUs) as follows: the Performance Period will terminate and the Committee as constituted immediately before the Change of Control will determine and certify the Vested PRSUs based on actual performance through the most recent date prior to the Change of Control for which achievement of the Performance Metrics can reasonably be determined. PRSUs that Vest in accordance with this Section 4(c)(i) will be paid as provided for in Section 6(b) of this Agreement.

(ii)
For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of performance-based restricted stock units, (B) that has a value at least equal to the value of the PRSUs, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences of the PRSUs, (E) that vests upon a termination of Grantee’s employment with the Successor for Good Reason by Grantee or without Cause (as defined in Section 4(e)) by such employer within a period of two years after the Change in Control based on actual performance through the date of such termination, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the PRSUs (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1. 409A-3(i)(5)(iv)(B) or otherwise does not result in the PRSUs or Replacement Award failing to comply with Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the PRSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
For purposes of Section 4(c)(ii), “Good Reason” will be defined to mean: a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason, Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.

(iv)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PRSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in

Control and will be paid as provided for in Section 6(b) of this Agreement.

(a)
Divestiture: If Grantee’s employment with the Company or a Subsidiary terminates as the result of a divestiture, then Grantee shall Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such termination and the denominator of which is 36. PRSUs that Vest in accordance with this Section 4(d) will be paid as provided for in Section 6(a) of this Agreement. For the purposes of this Agreement, the term “divestiture” shall mean a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.

(b)
Termination Without Cause: If (i) Grantee’s employment with the Company or a Subsidiary terminates as the result of a termination by the Company or a Subsidiary other than for Cause and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee shall Vest in a number of PRSUs equal to the product of (x) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (y) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the end of the specified severance period and the denominator of which is 36. PRSUs that Vest in accordance with this Section 4(e) will be paid as provided for in Section 6(a) of this Agreement

For purposes of this Agreement, “Cause” shall mean: (i) an intentional act of fraud, embezzlement or theft in connection with Grantee’s duties with the Company or a Subsidiary (or the Successor, if applicable); (ii) an intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary (or Successor, if applicable); (iii) an intentional, wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company or a Subsidiary (or the Successor, if applicable); (iv) the willful misconduct in the performance of the Grantee’s duties to the Company or a Subsidiary (or the Successor, if applicable); or (v) gross negligence in the performance of the Grantee’s duties to the Company or a Subsidiary (or the Successor, if applicable). No act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in or not opposed to the best interest of the Company or a Subsidiary (or the Successor, if applicable); provided, that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement.

1.
Forfeiture of PRSUs. Any PRSUs that have not Vested pursuant to Section 3 or Section 4 at the end of the Performance Period will be forfeited automatically and without further notice after the end of the Performance Period (or earlier if, and on such date that, Grantee ceases to be an employee of the Company or a Subsidiary prior to the end of the Performance Period for any reason other than as described in Section 4).

2.	Form and Time of Payment of PRSUs.

(a)
General. Subject to Section 5 and Section 6(b), payment for Vested PRSUs will be made in cash or Common Shares (as determined by the Committee) between January 1 and March 15 of the year following the year in which the Performance Period ends.

(b)
Other Payment Event. Notwithstanding Section 6(a), to the extent that the PRSUs are Vested on the date of a Change in Control, Grantee will receive payment for Vested PRSUs in cash or Common Shares (as determined by the Committee) within 10 days of the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 6(a).

3.
Payment of Dividend Equivalents. With respect to each of the PRSUs covered by this Agreement, Grantee shall be credited on the records of the Company with dividend equivalents in an amount equal to the amount per Common Share of any cash dividends declared by the Board on the outstanding Common Shares during the period beginning on the Date of Grant and ending either on the date on which Grantee receives payment for the PRSUs pursuant to Section 6 hereof or at the time when the PRSUs are forfeited in accordance with Section 5 of this Agreement. These dividend equivalents will accumulate without interest and, subject to the terms and conditions of this Agreement, will be paid at the same time, to the same extent and in the same manner, in cash or Common Shares (as determined by the Committee) as the PRSUs for which the dividend equivalents were credited.

4.	Detrimental Activity and Recapture.

(a)
Notwithstanding anything in this Agreement to the contrary, in the event that, as determined by the Committee, Grantee shall engage in Detrimental Activity during employment with the Company or a Subsidiary, the PRSUs will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement. Nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

(b)
If a Restatement occurs and the Committee determines that Grantee is personally responsible for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the PRSUs earned or payable to Grantee for some or all of the years covered by the Restatement. The amount of any earned or payable PRSUs recovered by the Company shall be limited to the amount by which such earned or payable PRSUs exceeded the amount that would have been earned by or paid to Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 8(b) by: (i) seeking repayment from Grantee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to Grantee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to Grantee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years beginning with the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

(c)
Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded) (the “Compensation Recovery Policy”), and that this Section 8 shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

5.
Clawback. Notwithstanding anything to the contrary, if Grantee breaches any of Grantee’s obligations under any non-competition or other restrictive covenant agreement that it has entered into with the Company or a Subsidiary, including the Nondisclosure and Assignment Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”), to the extent permissible by local law, Grantee shall forfeit all PRSUs and related dividend equivalents, whether or not Vested. In addition, in the event that Grantee breaches the Non-Competition Agreement, if the Company shall so determine, Grantee shall, promptly upon notice of such determination, (a) return to the Company, as applicable, (i) the cash payment(s) that were made or (ii) all the Common Shares that Grantee has not disposed of that were issued, in payment of PRSUs that became Vested pursuant to this Agreement, and (b) with respect to any Common Shares so issued in payment of PRSUs pursuant to this Agreement, that Grantee has disposed of, pay to the Company in cash the aggregate Market Value per Share of those Common Shares on the date on which the Common Shares were issued under this Agreement, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to Grantee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.

6.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Common Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

7.
Adjustments. Subject to Section 12 of the Plan, the Committee shall make any adjustments in the number of PRSUs or kind of shares of stock or other securities underlying the PRSUs covered by this Agreement, and other terms and provisions, that the Committee shall determine to be equitably required to prevent any dilution or enlargement of Grantee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 10(a) or 10(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration (including cash) as the Committee shall determine in good faith to be equitable under the circumstances.

8.

8.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local, employment, or foreign taxes, or, to the extent permitted under Section 409A of the Code, any other applicable taxes, in connection with Grantee’s right to receive Common Shares under this Agreement (regardless of whether Grantee is entitled to the delivery of any Common Shares at that time), and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any Common Shares or any other benefit provided for under this Agreement that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. Grantee may satisfy such tax obligation by paying the Company cash via personal check. Alternatively, Grantee may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the Common Shares provided for under this Agreement or by Grantee’s surrender of a portion of the Common Shares that he or she has owned for at least 6 months. Any Common Shares so withheld shall be credited against such withholding requirements at the market value of such shares on the date of such withholding. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates. If an election is made to satisfy Grantee’s tax obligation with the release or surrender of Common Shares, the Common Shares shall be credited in the following manner: (a) at the market value of such Common Shares on the date of delivery if the tax obligations arise due to the delivery of Common Shares under this Agreement; or (b) at the market value of such Common Shares on the date the tax obligation arises, if for a reason other than the delivery of Common Shares under this Agreement.

9.
Right to Terminate Employment. No provision of this Agreement will limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.

10.
Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

11.
Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect the rights of Grantee with respect to the Common Shares or other securities covered by this Agreement without Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Grantee to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

12.
Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

13.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

14.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

15.
Non-U.S. Addendum. Notwithstanding any provisions in this document to the contrary, the PRSUs will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Date of Grant, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the award of PRSUs covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee: ___________________________
Date: ______________________________

This Agreement is executed by the Company on this ____ day of __________, 20__.

The Timken Company

By ___________________________________
Carolyn Cheverine
Executive Vice President, General Counsel
and Secretary

Appendix A

Non-U.S. Addendum

Exhibit A

Non-Disclosure and Assignment Agreement
THE TIMKEN COMPANY
NONDISCLOSURE AND ASSIGNMENT AGREEMENT

As of the date of my electronic acceptance, I am entering into this Nondisclosure and Assignment Agreement (“Agreement”) with The Timken Company and those companies and entities that directly or indirectly control, are controlled by, or are under common control with The Timken Company (the “Company”).
To aid understanding and to avoid unnecessary repetition of text, this Agreement assigns special meanings to certain terms and concepts. The defined terms and concepts are represented by capitalized words. The meanings are given in sections 5 and 15.
Reasons for Agreement
During the course of my employment with the Company, I will be given access to Trade Secrets and Confidential Information. Maintaining the secrecy of this information is essential for carrying out the Company’s business in a highly competitive industry. I may also create, improve, or maintain goodwill with the Company’s customers and business partners.
The Company will provide me with formal and informal training related to the Company, its products, and its processes.
In addition, while I am employed by the Company I may invent, create and review inventions and copyrightable material. It is essential that the Company be assured of its rights with respect to inventions, copyrightable material, and similar intellectual property.
Consideration
I am entering this Agreement in consideration of one or more of (i) my new or continuing employment with the Company, (ii) my access to Trade Secrets, (iii) the training which I have and will receive from the Company; and (iv) any cash or equity grant under any Company incentive plan.
Agreement
The Company and I agree as follows:
1.
Nondisclosure and Non-Use of Confidential Information.
During my employment with the Company, I shall use the Company’s Confidential Information only in the conduct of the Company’s business or as expressly authorized by the Company in advance and in writing, and I shall do what is reasonably necessary to prevent actual and threatened unauthorized use, disclosure, or misappropriation of the Company’s Confidential Information.
Following my Separation, I shall not use or disclose the Company’s Confidential Information without the express, written consent of the Company. For Trade Secrets, this obligation will apply everywhere and will continue for so long as the particular Trade Secret remains a Trade Secret. For all other Confidential Information, this obligation will apply in those geographic regions in which unauthorized use or disclosure could harm the Company’s existing or potential business interests, and will continue for the maximum time period permissible under applicable state law or until the information is generally known to the public, whichever is sooner.
I acknowledge that disclosure of the Company’s Confidential Information or Trade Secrets would unfairly harm the Company and that once such information is disclosed, even to a person or entity that is not a competitor of the Company, disclosure to a competitor of the Company might follow. Therefore, I acknowledge that the restrictions in this Agreement are fair and reasonable and will not unreasonably limit my ability to gain subsequent employment.

I further acknowledge that the prohibitions in this section 1:
A.    do not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business, unless the disclosure resulted from my wrongful conduct;
B.    do not prohibit me from using the general skills and know-how acquired during and prior to my employment by the Company that do not involve the use or disclosure of Confidential Information; and
C.    will not unreasonably restrict me from describing my employment history and duties for work search or other purposes.
2.     Return of Materials.
Upon my Separation, or upon request by the Company, I agree:
A.    to immediately return to the Company all copies of documents, records, materials, and devices belonging or relating to the Company (except my own personnel and wage and benefit materials relating solely to me); and
B.    to allow a representative of the Company to inspect my own personal computing devices (such as personal computers, backup hard drives, thumb drives, USB devices, cloud storage utilities, and mobile telephones) and to destroy Company material maintained on those personal computing devices if the Company has a reasonable belief that such material is present on those devices, except where and to the extent restricted by law.

3.    Obligations Regarding Developments.
A.    I shall keep and maintain adequate and current written records of all Developments that I conceive, author, or develop, either individually or with others, during my employment with the Company. These records may be in the form of notes, sketches, drawings, or any other format that the Company may specify. These records will be available to and remain the sole property of the Company at all times.
B.    I shall promptly and fully disclose to the Company in writing all Developments that I conceive, author, or develop, either individually or with others, during my employment or during the one-year period following my Separation.
C.    All Company Developments will be the sole and exclusive property of the Company. I shall assign and hereby assign to the Company all right, title and interest in all Company Developments. The Company may, at its option, have me assign all right, title, and interest in any Company Developments to a third party instead of to the Company.
D.    All Company Developments that are copyrightable will be considered “work(s) made for hire” as that term is defined by U.S. Copyright Law. If a court of competent jurisdiction determines that any such Company Development is not a work made for hire, I shall assign and hereby assign to the Company all right, title, and interest in such Company Development to the Company to the extent permitted by law.
E.    I shall furnish such information and assistance as the Company may reasonably request for obtaining, perfecting, assigning, and maintaining domestic and foreign patents, copyright registrations, and other intellectual property rights for all Developments that I am obligated to transfer to the Company under this Agreement. That assistance could include reviewing and executing applications or documents necessary for the Company to obtain, perfect, assign, and maintain those intellectual property rights and to effect the transfer of ownership to the Company. I shall provide this information and assistance without charge for my services, but I understand that I shall be entitled to reimbursement of my reasonable out-of-pocket expenses and that the Company will be responsible for all costs and expenses associated with actions described in this section.

F.     I shall promptly and fully disclose in writing to the Company all Developments that I conceive, author, or develop, either individually or with others, during the one-year period following my Separation, that would have been Company Developments had I remained employed by the Company. I understand that these Developments are presumed to have been conceived during my employment by the Company and, unless otherwise proven, will be the exclusive property of the Company and subject to the assignment obligations of sections 3.C and 3.D.
G.     If I will be employed in California[1], Illinois[2], Kansas[3], Minnesota[4], Washington[5], or any other state requiring notice, I am given notice and understand that the assignment obligations under this section 3 will not apply to inventions that I can prove were created entirely on my own time and without any equipment, supplies, facilities, Company Developments, Confidential Information or Trade Secrets.
4.    No Restrictions.
I affirm to the Company that I have no legal obligations that would prevent the Company from fully exploiting the Developments that I am obligated to transfer to the Company under this Agreement or prevent me from complying with my obligations under this Agreement, and that I have not taken and I will not take any action that will reduce the value of the rights transferred to the Company under this Agreement.
5.    Restriction on Unfair Competition.
A.    If, during the two years preceding my Separation, a Customer purchased or obtained a Supported Product through me or through any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation I shall not provide, sell, or solicit the sale of a Competing Product to that Customer.
B.    If, during the two years preceding my Separation, a Customer purchased or obtained a Supported Product through me or through any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation I shall not engage in any Activity as part of or in support of providing, selling, or soliciting the sale of a Competing Product to that Customer.
C.    If, during the two years preceding my Separation, I created, learned, or reviewed confidential or trade secrets of a Customer, then for two years following my Separation I shall not provide, sell, or solicit the sale of a Competing Product to that Customer.
D.    If, during the two years preceding my Separation, I created, learned, or reviewed confidential or trade secrets of a Customer, then for two years following my Separation I shall not engage in any Activity as part of or in support of providing, selling, or soliciting the sale of a Competing Product to that Customer.
E.    If, during the two years before my Separation, a Supported Product was sold or solicited for sale into a Territory by me, or any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation, I shall not engage in any Activity as part of or in support of developing, designing, testing, or producing a Competing Product for sale into that Territory.
F.    If, during the two years before my Separation, a Supported Product was sold or solicited for sale into a Territory by the Company, then for two years following my Separation, I shall not engage in any Activity as part of or in support of developing, designing, testing, or producing a Competing Product for sale into that Territory.
G.    This section 5 will not apply if my work for the Company is principally performed in California, Oklahoma, or North Dakota. If my duties for the Company are principally performed in Colorado, section 5 will apply to me only if I was engaged as an officer, executive, or management personnel, or as professional staff to any Company officer, executive, or management personnel.

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[1]California Labor Code §§2870-2872.
[2] 765 ILCS 1060/2, Ch. 140, par. 302, sec. 2.
[3] Kansas Statutes 44-130.
[4] Minnesota Statutes 181.78.
[5] Washington Statutes 49.44.140

H.    Defined Terms.
“Activity” means an activity or service of the type that, during the two years preceding my Separation, was performed for the benefit of the Company by me or any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor.
“Competing Product” means any product or service that is sold or provided in competition with a Supported Product.
“Customer” means any person or company, including all related affiliates that purchased or received a product or service from the Company during the two years preceding my Separation.
“Supported Product” means any product or service that, during the two years preceding my Separation, was designed, produced, marketed, sold, or supported by me, or by any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, as well as any product or service about which I, as part of my duties for the Company, learned, created, or reviewed any Confidential Information or Trade Secret.
“Territory” means a county within the United States of America, or a city, town, or other municipality in any foreign nation, in which Company sold or provided more than $500,000 (USD) in the aggregate worth of products or services in the two years preceding my Separation.
6.     Non-Solicitation of Employees.
During my employment with the Company, and for two years following my Separation I shall not, directly or indirectly, on my own behalf or in conjunction with any person or legal entity, attempt to recruit, solicit, or induce any non-clerical employee of the Company to terminate his or her employment relationship with the Company.
7.    Injunctive Relief.
I understand that irreparable and incalculable injury might result to the Company if I breach my obligations under this Agreement. I therefore agree that if I take any action that would constitute or could reasonably lead to a breach of my obligations, the Company will be entitled to an injunction restraining me and any other person for or with whom I may be acting from further breach of such obligations. This right to injunctive relief is in addition to any other remedies to which the Company may be entitled, such as an order of specific performance or money damages.
8.    Not an Employment Agreement.
I understand that this Agreement does not obligate the Company to continue to employ me for any particular period. Nothing in this Agreement affects my status as an “at will” employee of the Company, which permits me or the Company to terminate my employment at any time for any reason or no reason at all.

9.    Authorized Disclosure of Trade Secrets and Confidential Information.
A. Nothing in this Agreement supersedes, conflicts with, or otherwise alters my obligations, rights, or liabilities created by existing statute or Executive order relating to:
(i)    classified information of the United States Government;
(ii)    communications to the United States Congress;
(iii)    the reporting to an Inspector General of the Government of the United States of mismanagement, gross waste of funds, abuse of authority, substantial and specific danger to public health or safety, or a violation of any law, rule, or regulation; or
(iv)    any other protection provided by US governmental agencies or authorities relating to such communication or reporting.
B.    Under certain circumstances, I am immunized against criminal and civil liability under federal or state trade secret laws if I disclose a Trade Secret for the purpose of reporting a suspected violation of law. Immunity is available if I disclose a Trade Secret in either of these two circumstances:
(i)    I disclose the Trade Secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or
(ii)    I disclose the Trade Secret in the complaint or other documents filed in a legal proceeding, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

C. This section 9 is intended to comply with the notification requirements of the Defend Trade Secrets Act of 2016. This section 9 is also intended to comply with the notification requirements of any current or future act or statute that provides for rights or obligations when an employee reports to governmental agencies or authorities.
10.    Binding Effect.
My obligations under this Agreement continue throughout my entire employment by the Company, and certain obligations will survive and continue after my Separation. This Agreement binds my heirs, executors, administrators, legal representatives, and assigns and inures to the benefit of the Company and its successors and assigns.
11.    Entire Agreement; Modifications; Waiver.
This Agreement defines the entire agreement and understanding between the Company and me concerning its subject matter and supersedes all other previous or contemporaneous agreements or understandings, whether written or oral, between the Company and me concerning such subject matter, except that if I have signed any other agreements with the Company, this Agreement will supplement, and will not supersede or extinguish any of those agreements. This Agreement may not be modified orally. The waiver by any party of the breach of any covenant or provision in this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.
12.    Invalidity of any Provision.
If any provision of this Agreement is determined by a court or tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, then that portion will be considered to be removed from this Agreement and, if legally possible, the Company and I agree to replace it with a provision that achieves our original intentions. In any event, the determination that any provision is illegal, invalid, or unenforceable will not affect the validity of the remainder of this Agreement.
13.    Applicable Law and Venue.
The Defend Trade Secrets Act will control all aspects of trade secrets and confidential information. Otherwise, this Agreement will be governed by and construed in accordance with the laws of the State of Ohio without regard to its choice of law rules. Any dispute relating to this Agreement will be resolved by the state and federal courts serving Stark County, Ohio, and I submit to the jurisdiction of those courts.

14.    Interpretation.
This Agreement is to be interpreted fairly in accordance with its plain meaning, and not by applying the rule of construction that would favor the non-drafter. The words “include,” “includes”, “including” and “such as” should be read as if they were followed by “without limitation” or similar phrase, unless the accompanying text or context clearly requires otherwise.
15. Definitions.
“Company Development” means any Development that I conceive, author, or develop, either individually or with others, during my previous or future employment by the Company, whether or not it is capable of being patented or registered, if the Development meets any of the following criteria:
(i)    the Development relates to the Company’s current or contemplated business or activities;
(ii)    the Development relates to the Company’s actual or demonstrably contemplated research or development;
(iii)    the Development results from any work I perform for the Company;
(iv)    the Development involves the use of the Company’s equipment, supplies, facilities, Confidential Information, or Trade Secrets;
(v)    the Development results from or is suggested by any project specifically assigned to me or any work done by the Company or by a third party at the Company’s request; or
(vi)    the Development results from my access to any of the Company’s Confidential Information or Trade Secrets.
“Confidential Information” means information that meets the following three criteria:
(i) the information is possessed by or developed for the Company and relates to the Company’s existing or potential business or technology;
(ii) the information is generally not known to the public; and
(iii) the Company seeks to protect the information from disclosure to others.
Information can be Confidential Information whether it is retained in human memory, embodied on a tangible medium such as paper, or stored or displayed electronically or by other intangible means.
Confidential Information includes information received by the Company from others which the Company is obligated to treat as confidential, including information obtained in connection with client engagements and other collaborative arrangements.
Confidential Information may include a Trade Secret (defined below), but Trade Secrets are treated differently in some respects in this Agreement.
Examples of Confidential Information include processes, designs, techniques, formulae, methods, improvements, discoveries, inventions, ideas, source or object code, data, programs, works of authorship, business plans, strategies, existing or proposed bids, customer lists, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, human resources files and employee wage information, information generated for client engagements and information stored or developed for use in or with computers.

“Development” means any invention, discovery, information, know-how, design, improvement, creation, or work of authorship, embodied in any form, including ideas, processes, formulae, methods, source code, object code, data, programs, manuals, reports, specifications, designs, mask works, drawings, models, and techniques.
“Separation” means the end of my employment with the Company for any reason.
“Trade Secret” means any item of information possessed by or developed for the Company, including the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique, or improvement, or any business information or plans, financial information, or listing of names, addresses, or telephone numbers, that satisfies both of the following:
(i) it derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(ii) it is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.